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                                                                   EXHIBIT 99.3

                         (FORM OF EXCHANGE AGENCY AGREEMENT)



                                  __________ __, 1996


State Street Bank and Trust Company
4th Floor
2 International Place
Boston, Massachusetts  02110
Attention:  Corporate Trust Department

Ladies and Gentlemen:

      Solectron Corporation, a California corporation (the "Company"), hereby appoints State Street Bank and Trust Company, a trust company duly organized and existing under the laws of the Commonwealth of Massachusetts ("State Street"), to act as exchange agent (the "Exchange Agent") pursuant to this Exchange Agent Agreement (the "Agreement") in connection with an exchange offer by the Company to exchange up to $150,000,000 aggregate principal amount of its 7 3/8% Senior Notes due 2006, Series B (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its outstanding 7 3/8% Senior Notes due 2006, Series A (the "Old Notes," and together with the New Notes, the "Notes"). The terms and conditions of the exchange offer are set forth in a Prospectus dated _____ __, 1996 (as the same may be amended or supplemented from time to time, the "Prospectus") and in the related Letter of Transmittal, which together constitute the "Exchange Offer." The registered holders of the Notes are hereinafter referred to as the "Holders." Capitalized terms used herein and not defined shall have the respective meanings described thereto in the Prospectus.

      On the basis of the representations, warranties and agreements of the Company and State Street contained herein and subject to the terms and conditions hereof, this Agreement sets forth the agreement between the Company and State Street as Exchange Agent for the Exchange Offer:

      1.      APPOINTMENT AND DUTIES AS EXCHANGE AGENT.

              (a) The Company hereby authorizes State Street to act as Exchange Agent in connection with the Exchange Offer and State Street agrees to act as Exchange Agent in connection with the Exchange Offer. As Exchange Agent, State Street will perform those services as are outlined herein or which are customarily performed by an exchange agent in connection with an exchange offer of like nature, including, but not limited to, accepting tenders of Old Notes, assisting the Company in the preparation of the documentation necessary to effect the transactions herein contemplated (without assuming responsibility for such documentation except to the extent the information contained in such documentation has been furnished to the Company in writing by State Street), and communicating generally regarding the Exchange Offer with brokers, dealers, commercial banks, trust companies and other persons, including Holders of the Old Notes.

              (b) The Company acknowledges and agrees that State Street has been retained pursuant to this Agreement to act solely as Exchange Agent in connection with the Exchange Offer and, in such capacity, State Street shall perform such duties as are outlined herein and which are specifically set

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forth in the section of the Prospectus captioned "The Exchange Offer" and in the
Letter of Transmittal; PROVIDED, HOWEVER, that in no way will State Street's general duty to act in good faith and without gross negligence or willful misconduct be discharged by the foregoing.

              (c) State Street will examine each of the Letters of Transmittal and certificates for Old Notes and any other documents delivered or mailed to State Street by or for Holders of the Old Notes, and any book-entry confirmations (as defined in the Prospectus) received by State Street with respect to the Old Notes, to ascertain whether: (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with the instructions set forth therein and that such book-entry confirmations are in due and proper form and contain the information required to be set forth therein, and (ii) the Old Notes have otherwise been properly tendered. In each case where the Letters of Transmittal or any other documents have been improperly completed or executed or where book-entry confirmations are not in due and proper form or omit certain information, or any of the certificates for Old Notes are not in proper form for transfer or some other irregularity in connection with the tender or acceptance of the Old Notes exists, State Street will endeavor, subject to the terms and conditions of the Exchange Offer, to advise the tendering Holders of the irregularity and to take any other action as may be necessary or advisable to cause such irregularity to be corrected. Notwithstanding the above, State Street shall not be under any duty to give any notification of any irregularities in tenders or incur any liability for failure to give any such notification. State Street is authorized to accept and act upon letters of transmittal sent by facsimile.

              (d) With the approval of the President, any Senior Vice President, any Executive Vice President, any Vice President or the Treasurer or any Assistant Treasurer of the Company or any other party designated by any such officer (such approval, if given orally, to be confirmed in writing), State Street is authorized to waive any irregularities in connection with any tender of Old Notes pursuant to the Exchange Offer.

              (e) Tenders of Old Notes may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offer" and Old Notes shall be considered properly tendered only when tendered in accordance with such procedures set forth therein. Notwithstanding the provisions of this paragraph, Old Notes which the President, any Senior Vice President, any Executive Vice President, any Vice President or the Treasurer, any Assistant Treasurer or any other designated officer of the Company shall approve (such approval, if given orally, to be confirmed in writing) as having been properly tendered shall be considered to be properly tendered.

              (f) State Street shall advise the Company with respect to any Old Notes received as soon as possible after 5:00 p.m., New York City time, on the Expiration Date and accept its instructions with respect to disposition of such Old Notes.

              (g) Upon acceptance by the Company of any Old Notes duly tendered pursuant to the Exchange Offer (such acceptance if given orally, to be confirmed in writing), State Street will cause New Notes in exchange therefor to be issued as promptly as possible (subject to receipt from the Company of appropriate certificates under the related Indenture), and State Street will deliver such New Notes on behalf of the Company at the rate of $1,000 principal amount of New Notes for each $1,000 principal amount of Old Notes tendered as promptly as possible after acceptance by the Company of the Old Notes for exchange and notice (such notice if given orally, to be confirmed in writing) of such acceptance by the Company; PROVIDED, HOWEVER, that in all cases, Old Notes tendered pursuant to the Exchange Offer will




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be exchanged only after timely receipt by State Street of certificates for such
Old Notes (or a book-entry confirmation), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other required documents. Unless otherwise instructed by the Company, State Street shall issue New Notes only in denominations of $1,000 or any integral multiple thereof.

              (h) Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and the conditions set forth in the Prospectus and the Letter of Transmittal, Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time on or prior to the Expiration Date in accordance with the terms of the Exchange Offer.

              (i) Notice of any decision by the Company not to exchange any Old Notes tendered shall be given by the Company either orally (if given orally, to be confirmed in writing) or in a written notice to State Street.

              (j) If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Old Notes tendered because of an invalid tender or the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer -- Certain Conditions to the Exchange Offer" or otherwise, State Street shall, upon notice from the Company (such notice, if given orally, to be confirmed in writing), promptly after the expiration or termination of the Exchange Offer return such certificates for unaccepted Old Notes (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in State Street's possession, to the persons who deposited such certificates (or effected such book-entry transfer).

              (k) Certificates for reissued Old Notes, unaccepted Old Notes or New Notes (other than those effected by book-entry transfer) shall be forwarded by (a) first-class mail under a blanket surety bond obtained by State Street protecting State Street and the Company from loss or liability arising out of the non-receipt or non-delivery of such certificates or (b) by registered mail insured by State Street separately for the replacement value of each such certificate.

              (l) State Street is not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, commercial bank, trust company or other nominee or to engage or use any person to solicit tenders.

              (m)  As Exchange Agent, State Street:

                   (i) shall have no duties or obligations other than those specifically set forth in the Prospectus, the Letter of Transmittal or herein or as may be subsequently agreed to in writing by the parties thereto;

                   (ii) will make no representations and will have no responsibilities as to the validity, value or genuineness of any of the certificates for the Old Notes deposited pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer; PROVIDED, HOWEVER, that in no way will State Street's general duty to act in good faith and without gross negligence or willful misconduct be limited by the foregoing;


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                   (iii)   shall not be obligated to take any legal action
hereunder which might in State Street's reasonable judgment involve any expense or liability, unless State Street shall have been furnished with reasonable indemnity;

                   (iv) may reasonably rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to State Street and reasonably believed by State Street to be genuine and to have been signed by the proper party or parties;

                   (v) may reasonably act upon any tender, statement, request, comment, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which State Street believes in good faith to be genuine and to have been signed or represented by a proper person or persons acting in a fiduciary or representative capacity (so long as proper evidence of such fiduciary's or representative's authority so to act is submitted to State Street) and State Street examines and reasonably concludes that such evidence properly establishes such authority;

                   (vi) may rely on and shall be protected in acting upon written or oral instructions from the President, any Senior Vice President, any Executive Vice President, any Vice President, the Treasurer, any Assistant Treasurer or any other designated officer of the Company;

                   (vii) may consult with its own counsel with respect to any questions relating to State Street's duties and responsibilities and the written opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by State Street hereunder in good faith and in accordance with the written opinion of such counsel; and

                   (viii) shall not advise any person tendering Old Notes pursuant to the Exchange Offer as to whether to tender or refrain from tendering all or any portion of its Old Notes or as to the market value, decline or appreciation in market value of any Old Notes that may or may not occur as a result of the Exchange Offer or as to the market value of the New Notes.

              (n) State Street shall take such action as may from time to time be requested by the Company (and such other action as State Street may reasonably deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery, or such other forms as may be approved from time to time by the Company, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for tendering into (or withdrawing from) the Exchange Offer. The Company will furnish you with copies of such documents at your request.

              (o) On and prior to the Expiration Date, State Street shall orally advise the Company each day (and promptly thereafter confirm in writing to the Company and such other person or persons as the Company may request and more frequently during the week immediately preceding the Expiration Date or if otherwise reasonably requested by the Company), regarding the aggregate principal amount of Old Notes which have been duly tendered pursuant to the Exchange Offer and the items received by State Street pursuant to the Exchange Offer and this Agreement, separately reporting and giving cumulative totals as


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to items properly received and items improperly received.  In addition, State
Street will also provide, and cooperate in making available to the Company, or any such other person or persons designated by the Company (such request if made orally, to be confirmed in writing) made from time to time, such other information as the Company may reasonably request. Such cooperation shall include, without limitation, the granting by State Street to the Company, and such person or persons as the Company may designate, access to those persons on State Street's staff who are responsible for receiving tenders to ensure that immediately prior to the Expiration Date the Company shall have received adequate information in sufficient detail to enable the Company to decide whether to extend the Exchange Offer. State Street shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Old Notes tendered, the aggregate principal amount of Old Notes accepted and deliver said list to the Company.

              (p) Letters of Transmittal, book-entry confirmations and Notices of Guaranteed Delivery shall be stamped by State Street as to the date and the time of receipt thereof and shall be preserved by State Street for a period of time at least equal to the period of time State Street preserves other records pertaining to the transfer of securities, or one year, whichever is longer, and thereafter shall be delivered by State Street to the Company. State Street shall dispose of unused Letters of Transmittal and other surplus materials as instructed by the Company.

              (q) State Street hereby expressly waives any lien, encumbrance or right of set-off whatsoever that State Street may have with respect to funds deposited with it for the payment of transfer taxes by reasons of amounts, if any, borrowed by the Company, or any of its subsidiaries or affiliates pursuant to any loan or credit agreement with State Street or for compensation owed to State Street hereunder or for any other matter.

      2.      COMPENSATION

              Pursuant to a letter agreement, dated as of February __, 1996
(the "Bond Trusteeships Fee Schedule"), between the Company and State Street, no additional compensation will be payable to State Street in its capacity as Exchange Agent, it being understood and agreed that the Acceptance Fee and the Annual Administration Fee payable pursuant to the Bond Trusteeships Fee Schedule are intended to cover, among other things, the services of State Street as Exchange Agent; PROVIDED, HOWEVER, that State Street reserves the right to receive reimbursement from the Company for any reasonable out-of-pocket expenses incurred as Exchange Agent in performing the services described herein.

      3.      INDEMNIFICATION

              (a) The Company hereby agrees to protect, defend, indemnify and hold harmless State Street against and from any and all costs, losses, liabilities, expenses and claims imposed upon or asserted against State Street on account of any action taken or omitted to be taken by State Street in connection with its acceptance of or performance of its duties under this Agreement and the documents related thereto as well as the reasonable costs and expenses of defending itself against any claim or liability arising out of or relating to this Agreement and the documents related thereto. This indemnification shall survive the release, discharge, termination, and/or satisfaction of this Agreement. Anything in this Agreement to the contrary notwithstanding, the Company shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of State Street's bad faith, gross negligence or willful misconduct. In no case shall the Company be liable under this Section 3 with respect to any claim against State Street unless the Company shall be notified in writing by State Street of the written assertion of a


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claim against State Street or of any other action commenced against State
Street, promptly after State Street shall have received such written assertion or shall have been served with a summons in connection therewith. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action, and, if the Company so elects, the Company may assume the defense of any pending or threatened action against State Street in respect of which indemnification may be sought hereunder, in which case the Company shall not thereafter be responsible for the subsequently-incurred fees and disbursements of legal counsel for State Street under this paragraph; PROVIDED that the Company shall not be entitled to assume the defense of any such action if the named parties to such action include both the Company and State Street and representation of both parties by the same legal counsel would, in the written opinion of counsel for State Street, be inappropriate due to actual or potential conflicting interests between the Company and State Street. It is understood that the Company shall not be liable under this paragraph for the fees and disbursements of more than one legal counsel for State Street. In the event that the Company shall assume the defense of any such suit, the Company shall not therewith be liable for the subsequently-incurred fees and expenses of any counsel retained by State Street.

              (b) State Street agrees that, without the prior written consent of the Company (which consent shall not be unreasonably withheld), it will not settle, compromise or consent to the entry of an judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought in accordance with the indemnification provision of this Agreement (whether or not State Street or the Company or any of its directors, officers and controlling persons is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of the Company and its directors, officers and controlling persons from all liability arising out of such claim, action or proceeding.

      4.      TAX INFORMATION

              (a) State Street shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service. The Company understands that State Street is required, in certain instances, to deduct 31% with respect to interest paid on the New Notes and proceeds from the sale, exchange, redemption or retirement of the New Notes from Holders who have not supplied their correct Taxpayer Identification Number or required certification. Such funds will be turned over by State Street to the Internal Revenue Service.

              (b) State Street shall notify the Company of the amount of any transfer taxes payable in respect of the exchange of Old Notes and, upon receipt of written approval from the Company, shall deliver or cause to be delivered in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of Old Notes a check in the amount of all transfer taxes payable, and the Company shall reimburse State Street for the amount of any and all transfer taxes payable in respect of the exchange of Old Notes; PROVIDED, HOWEVER, that State Street shall reimburse the Company for amounts refunded to it in respect of its payment of any such transfer taxes, at such time as such refund is received by State Street.

      5.      GOVERNING LAW

              This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that state.


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      6.      NOTICES

              Any communication or notice provided for hereunder shall be in writing and shall be given (and shall be deemed to have been given upon receipt) by delivery in person, telecopy, or overnight delivery or by registered or certified mail (postage prepaid, return receipt requested) to the applicable party at the addresses indicated below:

              If to the Company:

                        Solectron Corporation
                        777 Gibraltar Drive
                        Milpitas, California 95035
                        Telecopier No.: (408) 957-8500

                        Attention: Susan S. Wang, Senior Vice President
                                   and Chief Financial Officer

              With a copy  to:

                        Wilson Sonsini Goodrich & Rosati
                        650 Page Mill Road
                        Palo Alto, California 94304-1050
                        Telecopier No.: (415)  493-6811

                        Attention: Steven E. Bochner, Esq.

              If to State Street by Mail, Overnight Delivery, or Hand:

                        State Street Bank and Trust Company
                        2 International Place
                        4th Floor
                        Boston, Massachusetts 02110
                        Telecopier No.: (617)  664-5635

                        Attention: Corporate Trust Department
                                   (Solectron Corporation 7 3/8% Senior Notes
                                    due 2006)

or, as to each party, at such other address as shall be designated by such party in a written notice complying as to delivery with the terms of this Section 6.

      7.      PARTIES IN INTEREST

              This Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Agreement, express or implied, is intended to or shall confer upon any other, person any right, benefit or remedy of an nature whatsoever under or by reason of this Agreement. Without limitation of the foregoing, the parties hereto expressly agree that no holder of Old Notes or New Notes shall have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.


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      8.      COUNTERPARTS;  SEVERABILITY

              This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which when so executed shall be deemed an original, and all of such counterparts shall together constitute one and the same agreement if any term or other provision of this Agreement or the application thereof is invalid, illegal or incapable of being enforced by any rule of law or public policy, and all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the agreements contained herein is not affected in any manner adverse to any party. Upon such determination that any term or provision or the application thereof is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the agreements contained herein may be performed as originally contemplated to the fullest extent possible.

      9.      CAPTIONS

              The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

      10.     ENTIRE AGREEMENT; AMENDMENT

              Other than as set forth in the Prospectus, the Letter of Transmittal and the Notice of Guaranteed Delivery, this Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement may not be amended or modified nor may any provision hereof be waived except in writing signed by each party to be bound thereby.

      11.     TERMINATION

              This Agreement shall terminate upon the earlier of (a) the 90th day following the expiration, withdrawal, or termination of the Exchange Offer,
(b) the close of business on the date of actual receipt of written notice by State Street from the Company stating that this Agreement is terminated, (c) one year following the date of this Agreement, or (d) the time and date on which this Agreement shall be terminated by mutual consent of the parties hereto.

      12.     MISCELLANEOUS

              (a) State Street hereby acknowledges receipt of the Prospectus and the Letter of Transmittal and the Notice of Guaranteed Delivery and further acknowledges that it has examined each of them. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal and the Notice of Guaranteed Delivery (as they may be amended or supplemented from time to time), on the other hand, shall be resolved in favor of the latter three documents, except with respect to the duties, liabilities and indemnification of State Street as Exchange Agent which shall be controlled by this Agreement.


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              Kindly indicate your willingness to act as Exchange Agent and
State Street's acceptance of the foregoing provisions by signing in the space provided below for that purpose and returning to the Company a copy of this Agreement so signed, whereupon this Agreement and State Street's acceptance shall constitute a binding agreement between State Street and the Company.

                                  Very truly yours,

                                  SOLECTRON CORPORATION

                                  By:
                                      ---------------------------------------
                                  Name:
                                  Title:

Accepted and agreed to as of
the date first written above:

STATE STREET BANK AND TRUST COMPANY

By:
    -----------------------------------
Name:
Title:


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